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                                                                   Exhibit 23.1


We consent to the reference to our firm under the caption "Experts" in Post-Effective Amendment No. 1 to the Registration Statement (Form S-3 No. 333-21995) and Prospectus relating to the registration of up to $500,000,000 of American Financial Group, Inc. debt securities and common stock and American Financial Capital Trust II preferred securities and to the incorporation by reference therein of our report dated March 25, 1997, with respect to the consolidated financial statements and schedules of American Financial Group, Inc. included in its Annual Report (Forms 10-K, as amended) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


Cincinnati, Ohio

December 5, 1997


                                        ERNST & YOUNG LLP